Exhibit 99.1

United Financial Reports Fourth Quarter Results

Friday February 11, 3:34 pm ET

GRAHAM, N.C., Feb. 11 /PRNewswire-FirstCall/ — United Financial, Inc. (OTC Bulletin Board: UTDF—News), the holding company of Alamance Bank, today reported earnings for the quarter and twelve months ended December 31, 2004.

For the three months ended December 31, 2004, the Company reported net income (unaudited) of $31,000, compared with net income of $104,000 for the quarter ended December 31, 2003. Earnings per share (both basic and diluted) were $.02 for the quarter ended December 31, 2004, compared with a per share profit (both basic and diluted) of $.06 for the quarter ended December 31, 2003.

For the twelve months ended December 31, 2004, the Company reported net income (unaudited) of $227,000, compared with net income of $724,000 in 2003. Earnings per share (both basic and diluted) were $.14 for the year ended December 31, 2004, compared with a per share profit (both basic and diluted) of $.44 for 2003.

For the three months ended December 31, 2004, net interest income, before the provision for loan loss, increased from approximately $1.05 million to approximately $1.14 million. This increase is due primarily to growth in earning assets, which increased $13 million and offset a decline in yield on earning assets of approximately 4 basis points. Overall funding costs decreased approximately 3 basis points. The Company’s net interest margin, or net yield on average earning assets, was approximately 3.26% for the three month period ending December 31, 2004, compared with 3.30% for the same period in 2003.

For the three months ended December 31, 2004, non-interest income was approximately $274,000, an increase of $108,000 or 65%, compared with $166,000 generated during the three months ended December 31, 2003. The increase is due to higher investment commissions, which increased approximately $55,000, as well as an increase in brokered loan fees, which increased approximately $53,000.

Total non-interest expense increased from approximately $1.1 million in the fourth quarter of 2003 to $1.3 million during the fourth quarter of 2004, an increase of approximately 18%. A contributing factor in the higher overall level of expenses was costs relating to the conversion from a national bank charter to a state bank charter. These costs were approximately $34,000 and consisted primarily of signage changes, legal fees, and printing costs. Salaries and benefits increased $156,000 or 29% due primarily to increased staffing as well as higher incentives and related benefits. Occupancy expense increased $16,000, or 22%, during the fourth quarter of 2004. Factors behind the change are increased building depreciation, utilities, and other maintenance costs. Professional fees increased $36,000, or 49% due to higher consulting fees, loan related legal fees, and accounting fees. Data processing expense decreased $33,000 or 35% during the quarter. Data processing expense during the fourth quarter of 2003 included conversion expenses of $39,000.

For the twelve months ended December 31, 2004, net interest income, before the provision for loan loss, increased from approximately $3.8 million to approximately $4.3 million. The increase is due to growth in average earning assets, which increased from $120 million in 2003 to $132 million in 2004. The Company’s net interest margin increased from 3.17% to 3.29%. In addition to higher levels of earning assets, the increase is due to a lower overall cost of funds, which declined from 2.65% in 2003 to 2.29% in 2004.

For the twelve months ended December 31, non-interest income increased from $1 million in 2003 to $1.1 million in 2004. However, non-interest income in 2003 included investment gains of $215,000, compared with $122,000 during 2004. Excluding gains from investments, non-interest income increased $199,000, from approximately $787,000 in 2003 to $986,000 in 2004. The increase is due primarily to a sharp increase in commissions earned from the sale of non-proprietary investment products, which increased approximately $177,000, or 277%. In addition, the increase in the cash surrender value of bank owned life insurance grew from $55,000 in 2003 to $90,000 in 2004. These gains offset lower fees from the sale of brokered loans, which decreased $42,000, or 11%, during 2004. Non-interest income for 2004 includes gains from the sale of real estate owned of $16,000.

Total non-interest expense increased from approximately $3.9 million in 2003 to $4.6 million during 2004, an increase of $700,000 or 18%. Salaries and benefits increased $436,000, or 22% due primarily to increased staffing levels and a corresponding increase in benefits, as well as higher incentives. Occupancy expense increased from $240,000 to $298,000, an increase of $58,000 or 24%. Factors behind the change are increased building depreciation, rental expense, utilities and other maintenance costs. Advertising expenses increased $48,000, or 50% during 2004. Professional fees increased $96,000, or 38% during 2004 due to higher loan related legal fees, consulting advisory fees, and accounting fees. Other operating expenses increased $135,000, or 19%, from $712,000 to $847,000. Included in other operating expenses is a valuation allowance of $29,000 for real estate owned. The increase is also due primarily to higher clearing charges for investment products, higher ATM related expenses, and an increase in printing and office supplies. Data processing expenses decreased from $287,000 in 2003 to $232,000 in 2004, a decrease of $55,000, or 19%. Data processing expenses during 2003 included conversion costs of $111,000.

The Company reported assets of $147 million at December 31, 2004 compared with $131 million at December 31, 2003, an increase of $16 million or 12%. Net loans, excluding loans held for sale, were $96 million at December 31, 2004, compared with $89 million at December 31, 2003, an increase of $7 million, or 8%. Investments were $37 million at December 31, 2004, compared to $32 million at December 31, 2003. Deposits have increased from $101 million at December 31, 2003 to $107 million at December 31 of this year. The Company reported shareholders’ equity of $10.5 million at both December 31, 2004 and 2003. Book value per share has increased from $6.38 at December 31, 2003 to $6.41 at December 31, 2004.

The Company’s provision for loan losses was $115,000 and $574,000 for the three and twelve months ended December 31, 2004, respectively. This compares with $20,000 and $165,000 for the corresponding periods in 2003. At December 31, 2004, the Company’s allowance for loan loss was 1.58% of gross loans held for investment compared with 1.64% at December 31, 2003. The Company had net charge-offs of $261,000 and $503,000 for the three and twelve months ended December 31, 2004, respectively. This compares with $48,000 and $277,000 for the corresponding periods in 2003. Charge-offs for 2004 include two loans totaling $300,000. The Company anticipates a recovery of approximately $80,000 during the first quarter of 2005 on

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one of these credits. Restructured loans, net of loan guarantees, were approximately $400,000 at December 31, 2004, compared with $420,000 at December 31, 2003. Non-accruing loans totaled $2.8 million at December 31, 2004, compared to $644,000 at December 31, 2003. There was no real estate owned at December 31, 2004, compared with $218,000 at December 31, 2003.

“This has been a difficult year, with less than satisfactory results,” stated William M. Griffith, President and Chief Executive Officer. “As we move into 2005, there are several key initiatives which we will address. First is asset quality. While nonaccrual loans have decreased approximately $300,000 since June of 2004, we must build on this momentum and make significant improvements in asset quality. Second, we must be more efficient. We have made considerable investments in technology and infrastructure over the past 18 months, and it is imperative that we work to hold down costs in order to maximize the return on our investment. Finally, we must grow our core deposit base. We look forward to offering internet banking services to all of our customers during the second quarter of 2005, and we believe this will enhance our competitive position in our markets.”

United Financial, Inc. is the holding company for Alamance Bank, a full service community bank with offices in Graham, Burlington, and Hillsborough, North Carolina. Alamance Bank is subject to the regulations and supervision of the North Carolina State Commissioner of Banks and the Federal Deposit Insurance Corporation. The Bank is a state non-member bank, with the FDIC acting as the Bank’s primary federal regulator. In Hillsborough, we are known as Hillsborough Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located in Graham at 1128 South Main Street. In Burlington, we are at 3158 South Church Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This press release may contain, among other things, certain forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward- looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond our control).

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223

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